Exhibit (k)(12)

CONSENT AND AMENDMENT AGREEMENT

This CONSENT AND AMENDMENT AGREEMENT (this “Agreement”) is dated as of March 10, 2022 by and between THE BANK OF NEW YORK MELLON (“BNYM”), PERSHING LLC (“Pershing”), and WESTERN ASSET HIGH INCOME FUND II INC. (“Client”).

WHEREAS, Pershing and Client have entered into a certain Credit Agreement for Margin Financing, dated as of December 15, 2010, (including all annexes, exhibits and schedules thereto, and as amended, modified or supplemented from time to time, the “Credit Agreement”). Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement;

WHEREAS, Pershing desires to transfer its interest in the Credit Agreement to BNYM and in connection with such proposed transfer, certain amendments to the Credit Agreement are required to be made; and

WHEREAS, Client desires to provide its consent to such transfer, and each of the parties desires to agree to such amendments.

NOW, THEREFORE, the parties hereto, each intending to be legally bound, do hereby agree as follows:

1.	Amendments to the Agreement.

(a)	All references in the Credit Agreement to Pershing shall be deleted and replaced with references to BNYM.

(b)	The first WHEREAS clause is deleted in its entirety and replaced with the following:

“WHEREAS, BNYM is a New York State chartered bank; and”

(c)	“The fourth WHEREAS clause is deleted in its entirety and replaced with the following:

“WHEREAS, BNYM is required to comply with applicable laws and regulations, including margin regulations (“Margin Rules”) and BNYM’s internal policies; and”

(d)	Section 7.08 (b) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“if to BNYM, to:	The Bank of New York Mellon
240 Greenwich Street, 4th Floor
New York, NY 10286
Attention: STL Desk – Steve Brennan
Telephone no.: 212-815-2270
E-mail: stephen.brennan@bnymellon.com”

(e)	Section 7.09 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“Section 7.09 Jurisdiction; Jury Trial. Each of the parties hereto hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in the Borough of Manhattan in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby and to the jurisdiction of any other court located elsewhere as the Bank may select to enforce any judgment hereunder. Each of the parties hereto hereby irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. EACH OF THE PARTIES WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(f)

In addition to the restrictions on securities eligible for margin contained in the Margin Eligibility provision in Appendix A, margin shall also not be extended against any security issued by BNYM (or any affiliate thereof) or the Client (or any affiliate thereof).

(g)	Appendix B to the Credit Agreement shall be modified by deleting Russian Federation and Ukraine from Eligible Countries for Margin Release – Category B.

2. Representations. Client hereby reaffirms, represents and warrants that, both before and after giving effect to this Agreement, (a) each representation and warranty made in the Credit Agreement is true and correct in all material respects as of the date hereof and (b) no Default or Event of Default has occurred and is continuing

3. Consent. Client hereby consents to the transfer of the Credit Agreement from Pershing to BNYM and approves the amendments made pursuant to this Agreement.

4. Miscellaneous.

(a)

Except as expressly amended hereby, all of the provisions of the Credit Agreement shall continue in full force and effect; and are hereby ratified and confirmed in all respects. Upon the effectiveness of this Agreement, all references in the Credit Agreement to “this Agreement” (and all indirect references such as “herein”, “hereby”, “hereunder” and “hereof”) shall be deemed to refer to the Credit Agreement as amended by this Agreement.

(b)

This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute but one agreement. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

(c)	This Agreement will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

(d)	Each party shall bear its own costs incurred in connection with the negotiation and execution of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

THE BANK OF NEW YORK MELLON

By:	/s/ Stephen Brennan
Name:	Stephen Brennan
Title:	Director

By:	/s/ Kieran Lynch
Name:	Kieran Lynch
Title:	MD

PERSHING LLC

By:	/s/ Jason Lofling
Name:	Jason Lofling
Title:	CFO

WESTERN ASSET HIGH INCOME FUND II INC.

By:	/s/ Jane Trust
Name:	Jane Trust
Title:	President and CEO

[Signature page to Consent and Amendment Agreement]